Exhibit 99.1

Equifax Names Barbara Larson to Board of Directors

ATLANTA, May 2, 2024 – Equifax® (NYSE: EFX) today announced that Barbara Larson, former Chief Financial Officer for Workday, has been elected to its board of directors.

“I’m energized to welcome Barbara as a new independent director on our board,” said Mark W. Begor, CEO of Equifax. “Her more than two decades of financial leadership and extensive experience in both human capital management and enterprise technology will be a tremendous asset to Equifax as we execute against our EFX2026 strategic priorities – continuing to grow our non-mortgage business through Equifax Cloud-based new product and EFX.AI innovation.”

Larson will serve on the board’s Audit Committee. With this appointment, the Equifax board now consists of ten directors, including nine independent directors.

“Barbara is a strong business leader and seasoned finance professional,” said Mark L. Feidler, non-executive chairman of Equifax. “I am pleased to welcome her to the Equifax board of directors and am confident that her background will be invaluable to the board in its continued oversight of the company’s strategic growth.”

Larson most recently served as Chief Financial Officer at Workday, a leading provider of solutions to help organizations manage their people and money. Under her financial leadership, the company consistently beat quarterly guidance and issued their first investment grade debt offering. During her nearly decade-long tenure with Workday, Larson held several leadership positions across the company’s finance and product organizations, including Senior Vice President of accounting, tax, and treasury, as well as General Manager of Workday Financial Management, where she oversaw Workday Financial Management applications.

“The new Equifax has expanded well beyond a traditional credit bureau – growing into a leading global data, analytics and technology company,” commented Larson. “I look forward to working with the board of directors to help guide the company’s strategic priorities as it continues its growth worldwide.”

Prior to joining Workday, Larson held various leadership roles in corporate finance spanning more than 20 years at VMWare, TIBCO, and Symantec. She holds a Bachelor of Business Administration degree from the University of Arizona.

ABOUT EQUIFAX INC.

At Equifax (NYSE: EFX), we believe knowledge drives progress. As a global data, analytics, and technology company, we play an essential role in the global economy by helping financial institutions, companies, employers, and government agencies make critical decisions with greater confidence. Our unique blend of differentiated data, analytics, and cloud technology drives insights to power decisions to move people forward. Headquartered in Atlanta and supported by nearly 15,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region. For more information, visit Equifax.com.

FOR MORE INFORMATION:

Kate Walker for Equifax

mediainquiries@equifax.com